Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
APEX GLOBAL BRANDS INC.

Apex Global Brands Inc. (formerly known as Cherokee Inc.), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify as follows:

FIRST:  The Corporation was originally incorporated under the name Green Acquisition Co. on May 17, 1988. The Corporation's first Amended and Restated Certificate of Incorporation was filed on October 11, 1988.  A Certificate of Agreement and Plan of Merger which amended and restated the Corporation's Certificate of Incorporation was filed on June 1, 1993.  The Corporation’s existing Amended and Restated Certificate of Incorporation was filed on December 23, 1994, as amended by a Certificate of Amendment filed on June 11, 2019.

SECOND:  The first paragraph of Section 4.1 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of capital stock with which the Corporation shall have authority to issue is Thirty-One Million (31,000,000), consisting of One Million (1,000,000) shares of Preferred Stock, par value $.02 per share (the "Preferred Stock"), and Thirty Million (30,000,000) shares of Common Stock, par value $.02 per share (the "Common Stock").

THIRD:  The Board of Directors of the Corporation duly adopted resolutions declaring the amendment to Article IV of the Certificate of Incorporation set forth above to be advisable, approving such amendment, and directing that such amendment be submitted to the stockholders of the Corporation for consideration.

FOURTH:  That thereafter, pursuant to the resolutions of the Board of Directors of the Corporation, a meeting of the stockholders was duly called and held upon notice in accordance with Section 222 and Section 242 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FIFTH:  This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation as of June 26, 2019.

APEX GLOBAL BRANDS INC.

By:	/s/ Henry Stupp
Henry Stupp, Chief Executive Officer